Exhibit 99.01

VERISIGN, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

For Immediate Release

MOUNTAIN VIEW, California (September 30, 2002)—VeriSign, Inc. (NASDAQ: VRSN) today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. The Rights plan is designed to deter certain types of unfair takeover tactics and to prevent an acquiror from gaining control of VeriSign without offering a fair price to all of VeriSign’s stockholders. Adoption of the plan was not made in response to any specific attempt to acquire VeriSign or its shares, and VeriSign is not aware of any current efforts to do so.

Under the plan, VeriSign’s Board of Directors declared a dividend of one stock purchase right for each share of VeriSign’s common stock outstanding on October 4, 2002. The rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 15% of VeriSign’s outstanding common stock by a person or group. Each right entitles the holder, other than an “acquiring person,” to acquire shares of VeriSign’s common stock at a 50% discount to the then prevailing market price. VeriSign’s Board of Directors may redeem outstanding rights at any time prior to a person becoming an “acquiring person,” at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by VeriSign’s Board of Directors without the approval of the holders of the rights.

Details of the plan are outlined more fully in a letter that will be mailed to VeriSign’s stockholders as of the record date as well as VeriSign’s filings with the Securities and Exchange Commission.

About VeriSign, Inc.

VeriSign, Inc. is the leading provider of digital trust services that enable everyone, everywhere to engage in commerce and communications with confidence. VeriSign’s digital trust services create a trusted environment through four core offerings—Web presence services, security services, payment services, and telecommunications services—powered by a global infrastructure that manages more than five billion network connections and transactions a day. Additional news and information about the company is available at http://www.verisign.com.

NOTE:  VeriSign is a registered trademark of VeriSign, Inc. Other names may be trademarks of their respective owners.

CONTACT:  media relations, Brian O’Shaughnessy, (650) 426-5270, or boshaughnessy@verisign.com, or investor relations, Steven Gatoff, (650) 426-4560, or gatoff@verisign.com, both of VeriSign, Inc.